Exhibit 10.43

June 3, 2026

Personal and Confidential

Paul Sekhri

Via email: [***]

Dear Paul:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your service as Chairman of the Board of Directors of Apnimed, Inc., a Delaware corporation (the “Company”).

KEY SERVICE TERMS

INDEPENDENT BOARD MEMBER:

Effective as of the Start Date (as defined below), you will be appointed as an independent director on the Company’s Board of Directors (the “Board”), serving as Chairman of the Board. Notwithstanding anything else in this Agreement, your service as a Board member (a “Director”) will be at the Company’s pleasure and the Board may terminate your service to the Company at any time for convenience, without further compensation to you except for accrued fees. You may terminate your service to the Company at any time for convenience, but we ask that you provide no less than thirty (30) days advance notice. You will not be an employee of the Company, and you will not be entitled to any of the benefits made available to employees of the Company unless expressly provided by the Company.

START DATE:	June 1, 2026

DUTIES:	You will commit sufficient business time to the performance of your duties as a Director and the duties specified herein.

In connection with your service as a Director, you are required to attend all Board meetings. If any such Board meetings are held in person, you will attend such meetings in person absent extenuating circumstances precluding your presence. You will also be reasonably available to consult and advise the management of the Company in various activities including (i) assisting the senior management team in executing and implementing short- and long-term strategic plans, (ii) participating in functional business reviews, as requested throughout the year, and (iii) assisting the Company with initial public offering (“IPO”) matters.

DIRECTOR COMPENSATION:	$70,000 annual fee, payable by the Company quarterly in arrears, plus stock options discussed below.

COMMITTEE SERVICE:

You will be eligible to serve on or lead any committees of the Board as determined by the Board from time to time. In connection with such committee service, you may receive additional compensation in the Board’s sole discretion.

EXPENSES:

You will be reimbursed by the Company for all reasonable out-of-pocket expenses you incur relating to your service to the Company, including travel expenses. Such reimbursements will be made in accordance with the policies of the Company in effect from time to time and applicable to all members of the Board.

STOCK OPTIONS:

As soon as administratively practicable following the Start Date, and subject to approval by the Board, you will receive an option to purchase common stock of the Company representing 0.5% of its fully diluted equity (the “Initial Option Award”). Subject to your continuous relationship with the Company, the Initial Option Award will become exercisable (“vest”) over a three-year period, with the shares subject to the Initial Option Award vesting in equal quarterly installments on the first day of each calendar quarter, beginning on July 1, 2026.

In addition, you will be eligible to receive equity incentive awards consistent with the Company’s director compensation policies as in effect from time to time.

The Initial Option Award will be subject to the terms and conditions of the Company’s equity incentive plan and a form of award agreement.

IPO GRANT:

At or near the time of the Company’s IPO, and subject to your continuous service with the Company through such date, you will receive an additional equity grant consisting of the same number of shares that the Company allocates to its other directors in connection with the IPO (the exact number to be finalized by the Board prior to the IPO).

INDEMNIFICATION:

You will be eligible for coverage under the Company’s applicable directors’ and officers’ liability insurance policies, paid for by the Company, on the same terms and conditions applicable to the Company’s other directors.

CONFIDENTIALITY:

You agree that, with respect to any confidential information (including business plans, finances, competitive position, products, customers and vendors) pertaining to the Company and its affiliates, as well as others having relationships or dealings with the Company and its affiliates, and their respective businesses, to which you receive access, except to the extent required by law, you will not disclose to any unauthorized third party or use, other than for the benefit of the Company and its subsidiaries, any of such confidential information. This section shall not apply to information which is in the public domain at the time of disclosure to you, or after disclosure to you enters the public domain through no act or omission on your part.

NON-HIRE:

You agree not to, directly or acting indirectly through or on behalf of another person or entity, solicit or hire (as an employee, consultant, independent contractor or otherwise) any employee of the Company or any of its direct or indirect subsidiaries while you are serving as Director and for a period of two years following termination.

This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without application of the principles of conflicts of laws, and you hereby agree to the exclusive jurisdiction of the courts in such state to adjudicate any disputes. If any provision of this Agreement is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been herein contained.

By signing this Agreement you acknowledge that neither the Company nor any of its affiliates has advised you regarding your tax liability in connection with the arrangements contemplated by this Agreement, that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of the arrangements contemplated by this Agreement, and that you are relying solely on such advisors and not on any statements or representations of the Company, its affiliates, or any of their respective agents. As a Director, you will not be an employee of the Company or any of its affiliates and, therefore, you will be responsible for payment of your own federal, state or local income taxes and the Company will not withhold any such taxes from amounts payable to you by the Company.

This Agreement may not be changed or modified, except by an agreement in writing signed by the Company and you.

The information set forth in this Agreement and all related materials is strictly confidential, and you agree not to disclose such information without the prior written consent of the Company (other than to your spouse, legal counsel, tax and financial advisors).

This Agreement represents the entire agreement between you and the Company relating to your service to the Company on the Board and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature related thereto.

If you are in agreement with the terms hereof, please sign and date this Agreement in the space provided below and return it to me. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

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Sincerely,

APNIMED, INC.

By:	/s/ Barry Wohl
Name:	Barry Wohl
Title:	Secretary, Treasurer, Chief Business Officer

Intending to be legally bound, acknowledged and agreed on this third day of June, 2026:

/s/ Paul Sekhri
Name: Paul Sekhri